CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement constituting parts of this Registration Statement on Form N-14 of our report dated September 16, 2005, relating to the financial statements and financial highlights which appear in the July 31, 2005 Annual Report to Shareholders of AllianceBernstein Large Cap Growth Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" and "Financial Highlights" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, NY
August 30, 2007